Exhibit 99.1

NEWS RELEASE Investor Contact: Brian Klaus, VP of Finance, Investor Relations 920-491-7059 Media Contact: Autumn Latimore, Senior Vice President, Public Relations Director 414-278-1860

Associated Banc-Corp Announces 2013 Annual Meeting of

Shareholders Results and Quarterly Dividends

GREEN BAY, Wis. — April 23, 2013 — Associated Banc-Corp (NASDAQ:ASBC) today announced the results of the actions taken at its 2013 Annual Meeting of Shareholders.

The following directors were re-elected:

•	William R. Hutchinson, chairman, Associated Banc-Corp, and president, W.R. Hutchinson & Associates, Inc.

•	Philip B. Flynn, president and chief executive officer, Associated Banc-Corp

•	John F. Bergstrom, chairman and chief executive officer, Bergstrom Corp.

•	Ruth M. Crowley, principal, Innervisions Management

•	Ronald R. Harder, retired, former president and chief executive officer, Jewelers Mutual Insurance Co.

•	Robert A. Jeffe, chairman and founding partner, Hawkwood Energy

•	Eileen A. Kamerick, chief financial officer, Press Ganey Associates

•	Richard T. Lommen, chairman, Courtesy Corp.

•	J. Douglas Quick, chairman, Lakeside Foods, Inc.

•	Karen T. van Lith, interim chief executive officer consultant

•	John (Jay) B. Williams, president and chief executive officer, Milwaukee Public Museum

Shareholders also (1) approved the Associated Banc-Corp 2013 Incentive Compensation Plan, (2) approved named executive officer compensation, and (3) ratified the selection of KPMG LLP as Associated’s independent accounting firm for 2013.

In addition, the Associated Banc-Corp Board of Directors declared a regular quarterly cash dividend of $0.08 per share on Associated’s common stock payable on June 17, 2013, to shareholders of record at the close of business on June 3, 2013.

The Board of Directors also declared a regular quarterly cash dividend of $0.50 per depositary share on Associated’s 8.00% Series B Perpetual Preferred Stock payable on June 17, 2013, to shareholders of record at the close of business on June 3, 2013.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $23 billion and is one of the top 50, publicly traded, U.S. bank holding companies. Headquartered in Green Bay, Wis., Associated is a leading Midwest banking franchise, offering a full range of financial products and services through approximately 240 banking locations serving more than 150 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the company’s most recent Form 10-K and subsequent SEC filings. Such factors are incorporated herein by reference.

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